Exhibit 99.03

PRESS RELEASE

Scripps Trust Completes Offering

For immediate release	(NYSE:SSP)

Nov. 18, 2004

CINCINNATI - The Edward W. Scripps Trust has completed the sale of 5 million Class A Common Shares of The E. W. Scripps Company at a price to the public of $48.25 per share.

Scripps will not receive any proceeds from the sale, which was announced Wednesday after the close of trading on the New York Stock Exchange.

The Trust’s sale of Scripps shares through Morgan Stanley was made pursuant to a shelf registration that was filed Aug. 10, 2004 with the Securities and Exchange Commission. The shares that were sold represent a portion of the August shelf registration, which covered a proposed offering of 12 million shares by the Trust.

The Trust, which is The E. W. Scripps Company’s controlling shareholder, has advised the company to withdraw the balance of shares covered by the shelf registration.

The Trust’s most recent previous sale of Scripps Class A Common Shares was in the spring of 2003.

After Wednesday’s sale of shares, the Trust will own approximately 31.0 percent of the company’s outstanding 126 million Class A Common Shares and 87.3 percent of the outstanding 36.7 million Common Voting Shares.

The company’s Class A Common Shares are traded on the New York Stock Exchange under the symbol “SSP.” There is no public market for the company’s Common Voting shares.

About Scripps

The E.W. Scripps Company is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

Scripps Networks, which includes the company’s growing portfolio of popular lifestyle television networks. Scripps Networks brands include Home & Garden Television, Food Network, DIY Network, Great American Country and Fine Living. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 86 countries.

Scripps Newspapers, including daily and community newspapers in 19 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News Sentinel and the Ventura County (Calif.) Star.

Scripps Television Station Group, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit, Cleveland, Cincinnati, Phoenix, Tampa, Baltimore, Kansas City, Mo., West Palm Beach, Fla., Tulsa, Okla., and Lawrence, Kan.

Shop At Home Network, the company’s television retailing subsidiary, which markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 53 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop At Home affiliated television stations.

United Media, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert and about 150 other features and characters.

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Contact: Mark Kroeger, The E. W. Scripps Company, 513-977-3827

Email: mwkroeger@scripps.com